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                              TERMINATION AGREEMENT

         This Termination Agreement (this "Agreement") is made as of November 6, 2000, by and among The Quizno's Corporation (the "Company"), Retail & Restaurant Growth Capital, L.P. ("RRGC") and Richard E. Schaden and Richard F. Schaden, both individually and as co-trustees pursuant to a Voting Trust Agreement dated July 14, 1994 (the "Principal Stockholders").

                                    RECITALS

         A. On December 31, 1996, the Company and RRGC entered into an Investment Agreement, as amended (the "Investment Agreement") and the Company, RRGC and the Principal Stockholders entered into a Stockholders Agreement (the "Stockholders Agreement").

         B. On October 31, 1997 and on December 31, 1998 the Company issued RRGC warrants which currently may be exercised to purchase up to 415,056 shares of the Company's common stock (the "Warrants").

         C. The Company intends to commence a tender offer to repurchase all of the shares of common stock other than shares held by the Principal Stockholders and certain members of their family at a purchase price of $8.00 per share (the "Tender Offer").

         D. In connection with the Tender Offer, the Company desires to repurchase the Warrants from RRGC and terminate its rights under the Investment Agreement and Stockholders Agreement on the terms and conditions contained herein.

                                    AGREEMENT

1.   REPURCHASE OF WARRANTS

         Subject to Section 3.1, RRGC agrees that immediately following the expiration of the Tender Offer, with no further action required, the RRGC will sell to the Company and the Company will repurchase from RRGC the Warrants. The aggregate purchase price for the Warrants will be $1,953,577.00 in cash (which represents the product of (x) the total number of shares subject to the Warrants and (y) the excess of $8.00 over the exercise price of the Warrants).

         RRGC hereby represents and warrants to the Company that it owns the Warrants free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind







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(each, an "Encumbrance"), other than Encumbrances in favor of the Company, or arising under the Stockholders Agreement.

         Between the date hereof and immediately prior to December 31, 2000, RRGC shall not exercise, sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Warrants except as contemplated by this Agreement.

2. TERMINATION OF AGREEMENTS; MUTUAL RELEASE OF CLAIMS

         The Company, RRGC and the Principal Stockholders agree that, effective simultaneously with the repurchase of the Warrants in accordance with the terms of this Agreement, all their respective rights and obligations the Stockholders Agreement and Investment Agreement shall terminate. In consideration for RRGC agreeing to terminate its rights under the Stockholders Agreement and Investment Agreement, the Company shall make to RRGC a one-time payment of $518,820.00 in cash, due simultaneously with payment for repurchase of the Warrants.

         Effective as of the termination of the Stockholders Agreement and Investment Agreement in accordance with the terms of this Agreement, RRGC agrees that with no further action of the parties hereto, each of the Principal Stockholders, the Company and its respective predecessors and successors, affiliates, and past and present stockholders, officers, directors, employees, agents and attorneys shall be released by RRGC from any and all claims, arising now or in the future, RRGC has or may have against the Principal Stockholders and the Company based in whole or in part on the Investment Agreement or the Stockholders Agreement.

         Effective as of the termination of the Stockholders Agreement and Investment Agreement in accordance with the terms of this Agreement, the Principal Stockholders and the Company agree that with no further action of the parties hereto, each of the RRGC and its respective predecessors and successors, affiliates, and past and present stockholders, officers, directors, employees, partners, agents and attorneys shall be released by the Principal Stockholders and the Company from any and all claims, arising now or in the future, the Principal Stockholders or the Company has or may have against the RRGC based in whole or in part on the Investment Agreement, or the Stockholders Agreement, the transactions contemplated herein or therein, or any dealing among the Company, Principal Stockholders and RRGC.

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3. MISCELLANEOUS

         3.1 TERMINATION

         Notwithstanding anything in this Agreement to the contrary, if the Tender Offer shall not be consummated for any reason or if the Tender Offer is not consummated by December 31, 2000, then this Agreement shall be terminated and become null and void without any further action on the part of the parties hereto.

         3.2. GOVERNING LAW

         This Agreement will be governed by the laws of the State of Texas without regard to principles of conflicts of law.

         3.3. ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement and supersedes all prior agreements of the parties hereto. Company may, upon notice, waive the condition to closing in Section 3.1.

         3.4. HEADINGS

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         3.5. COUNTERPARTS

         This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

         3.6 FURTHER ASSURANCES

         Each party hereto agrees that to the extent consents or acknowledgments or any other actions are required in respect of the terminations, waivers, amendments, and modifications set forth herein or to effect any of the transactions contemplated hereby, each party shall cooperate to obtain such consents or acknowledgements and shall take such other actions as are reasonably necessary.

               [Remainder of this page intentionally left blank.]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      THE QUIZNO'S CORPORATION

                                      ------------------------------------------

                                     Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------


                                      RETAIL AND RESTAURANT
                                      GROWTH CAPITAL, L.P.


                                      BY: RETAIL AND RESTAURANT
                                      GROWTH PARTNERS, L.P., ITS
                                      GENERAL PARTNER


                                      BY: RETAIL AND RESTAURANT
                                      GROWTH MANAGEMENT, INC., ITS
                                      GENERAL PARTNER

                                      ------------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------

                                      ------------------------------------------
                                      Name: Richard F. Schaden

                                      ------------------------------------------
                                      Name: Richard E. Schaden